                                                                    EXHIBIT 12.1



                       Interep National Radio Sales, Inc.
                    Calculation of Earnings to Fixed Charges
                             (Thousands of dollars)

                                                                  Years Ended December 31,
                                                  1993        1994           1995             1996        1997
Earnings:
  Operating income (loss)                        $ 1,760    $ 3,213         $ 3,777         $ 1,794    $(3,563)
  Fixed charges                                    1,456      1,359           1,401           1,455      1,511
                                                ---------------------------------------------------------------
Earnings as adjusted                             $ 3,216    $ 4,572         $ 5,178         $ 3,249    $(2,052)

Fixed Charges:
  Interest on debt                               $ 3,191    $ 3,379         $ 3,494         $ 4,049    $ 3,888
  Amortization of debt issuance costs                 94         94              55              73         89
  Imputed interest portion of rent                 1,362      1,265           1,346           1,382      1,422
                                               ----------------------------------------------------------------
Total fixed charges                              $ 4,647    $ 4,738         $ 4,895         $ 5,504    $ 5,399

Deficiency of earnings to fixed charges          $ 1,431    $   166    $       -            $ 2,255    $ 7,451
                                               ================================================================
Ratio of earnings to fixed charges                                             1.06
                                                                            =======

                                                                                    Proforma (1)
                                                    Six Months Ended        Year Ended      Six Months
                                                         June 30,          December 31,   Ended June 30,
                                                    1997       1998            1997            1998
Earnings:
  Operating income (loss)                        $ 2,388    $   (661)       $(3,563)        $  (791)
  Fixed charges                                      794         792          1,822             922
                                            ------------------------------------------------------------
Earnings as adjusted                             $ 3,182    $   131         $(1,741)        $   131

Fixed Charges:
  Interest on debt                               $ 1,663    $ 2,263         $10,000         $ 5,000
  Amortization of debt issuance costs                 54         70             400             200
  Imputed interest portion of rent                   740        722           1,422             722
                                           -------------------------------------------------------------
Total fixed charges                              $ 2,457    $ 3,055         $11,822         $ 5,922

Deficiency of earnings to fixed charges          $     -    $ 2,924         $13,563         $ 5,791
                                          ==============================================================
Ratio of earnings to fixed charges                  1.30

(1) Refer to the unaudited pro forma consolidated financial data for further detail.